PLAN OF MERGER AND REORGANIZATION AGREEMENT

This plan of merger and reorganization agreement ("the Plan") entered into this 30th day of January 2001 is made among,

BATTERY POWER ONLINE U.S.A. INC., ("USA"), Incorporated in the State of Colorado, located at 10077 E. County Line Rd.,
Longmont, CO 80501 hereinafter collectively identified as ("USA") or the ("Aquiror")

BATTERY POWER ONLINE  INC. ("BPO"), Incorporated under the
Business Corporations Act, British Columbia, Canada , located at 3376 Burns Ave., Victoria, British Columbia V8X 1J5 hereinafter collectively identified as ("BPO") , and

WHEREAS, USA was chartered by the Secretary of State of Colorado on December 19, 2000, and has a maximum authorized capitalization of 100,000,000 shares of common stock of no par value of which 1,500,000 shares are issued and outstanding and held by its parent company, Norrlanska Kross, Inc., and,

WHEREAS, BPO was chartered by the Canadian Province of British Columbia, in the Year 1999, and has 6,300,000 shares of no par value common stock, no par value, issued and outstanding: and,

WHEREAS, BPO owns  affiliated companies involved in batteries, and

WHEREAS, the boards of directors and a majority of directors of BPO, and USA deemed it desirable and in the best interests of their respective corporations and their stockholders, that BPO be merged into USA under and pursuant to the provisions of Colorado statutes and as a "Reorganization" within the meaning of
Section 368 (verify) of the Internal Revenue Code of 1954;

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants, and provisions contained, and for the purpose of prescribing the various terms and conditions of said merger, and the mode of carrying the same into effect, pursuant to the laws of the state of Colorado or not inconsistent herewith, the parties under their respective corporate names have agreed and do hereby agree as follows:

1. MERGER.
BPO shall merge into USA, and USA shall continue as the surviving Corporation.

2. TERMS FOR MERGER.

(a) USA shall be the surviving corporation and the corporate identity, existence, purposes, powers, franchises, rights, and immunities of USA shall continue unaffected and unimpaired by the merger, and the provisions of the present charter and by laws of USA shall become the charter and by laws of the continuing corporation resulting from this merger, and it shall be governed by the laws of the State of Colorado.

(b) The directors and officers of BPO shall remain unchanged and shall become the directors and officers of the surviving corporation.

(c) The separate existence of BPO shall cease at the effective date, whereupon USA and BPO shall become a single Corporation.

(d) The merger of BPO into USA shall be effective (" effective date") as of the close of business on the day that the Articles of Merger are filed with the Secretary of State of Colorado. Upon filing, and by virtue of such filing, all property of BPO, both real and personal, tangible and intangible, including the operating interests held by BPO in affiliates and all debts of BPO and obligations of BPO, without further act or deed, shall be possessed by and vested in USA

(e) Upon the effective date 6,300,000 shares of USA shall be issued to the present holders of all issued and outstanding shares of BPO and the present holders of all of the existing stock certificates of BPO shall surrender their certificates pro-rata for new stock certificates of USA



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The directors of each of the parties hereto hereby authorize and direct the officers of each of the parties to submit this plan for any approval to the stockholders, of each such corporation as may be required by law. Shareholder approval, if required may be evidenced by consent resolution or may be obtained at a regular or special meeting to be called and held, in accordance with the laws of Colorado and the respective charter and by-laws of each corporation. Furthermore, the officers of the parties hereto are authorized to take such actions as they may deem desirable to effectuate the merger as quickly as may be practical after execution herof.

  3.  REPRESENTATIONS AND WARRANTIES

  Section 3.1 Representations and Warranties by BPO.
  As a material inducement to the Acquirer to execute and perform its obligations under this Agreement, BPO represents and warrants to the Acquirer, subject to the exceptions specifically disclosed in the schedules, referencing the appropriate section number, delivered by BPO to Acquiror prior to signing this Agreement (the "BPO Schedules") as follows:

(a) Organization and Standing of BPO. BPO is a corporation duly organized and validly existing and in good standing under the laws of the Province of British Coulmbia. It has all requisite corporate power and authority to carry on its business as now being conducted, to enter into this Agreement, and to carry out and perform the terms and provisions of this Agreement. BPO is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the condition (financial or otherwise),business, net worth, assets (including intangible assets), properties or operations ("Material Adverse Effect") of BPO. BPO has no subsidiaries and, further, has no direct or indirect interest, either by way of stock ownership or otherwise, in any other firm, corporation, association, or business other than as disclosed in Schedule 3.1(a).

(b) (i) Capitalization and Indebtedness for Borrowed Moneys. On the date of this Agreement, 6,300,000 shares of BPO's no par value common stock are issued and outstanding. All the outstanding shares of BPO common stock have been duly authorized and validly issued and are fully paid and nonassessable.

(ii) BPO is not presently liable on account of any indebtedness for borrowed moneys, except as reflected in the financial statements described in subparagraph (e) below. The borrowed indebtedness of BPO as of the Closing Date is set forth in Schedule 3. l(b)(ii).

(iii) Except for conversion rights of BPO Preferred, there are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities, or other agreements or arrangements of any character or nature whatever under which BPO is or may be obligated to issue or purchase shares of its capital stock, other than options to purchase 400,000 shares of BPO Common at a weighted average exercise price of $0.02 US per share issued to then-current employees of BPO in connection with their performance of services.

(c) Ownership of BPO Common and BPO Preferred. Schedule 3.1(c) sets forth a complete and accurate list of all issued and outstanding shares of BPO Common and BPO Preferred and outstanding warrants, options, or similar rights to acquire BPO Common or BPO Preferred and the names of the holders thereof

(d) BPO's Authority. BPO has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by BPO and constitutes a valid and binding obligation of BPO enforceable in accordance with its terms (except as limited by bankruptcy, insolvency, or other laws affecting the enforcement of creditors' rights). The execution and delivery of this Agreement by BPO and the consummation of the transactions contemplated hereby will not conflict with or result in any violation of or default under (with or without notice or lapse of time or both) or give right to a right of termination, cancellation, and acceleration of any obligation or to loss of a material benefit under (i) any provision of the BPO Articles or the BPO Bylaws or (ii) any mortgage, indenture, lease, contract, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BPO or its properties or assets. No consent, approval, order, or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Governmental



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Entity") is required by or with respect to BPO in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) the filing of the Merger Documents with the Secretary of State of Colorado and the filing of appropriate documents with the relevant authorities of other states in which BPO is qualified to do business and (ii) such consents, approvals, orders, authorizations, registrations, declarations, and filings as may be required under applicable state securities laws.

(e) Financial Statements. BPO has furnished the Acquiror with unaudited financial statements of BPO as of ______________, and audited financial statements as of Dec. 2000. All such financial statements present fairly the financial condition of BPO at such date, and the results of its operations for the period therein specified, and the audited Financial Statements were prepared in accordance with generally accepted accounting principles applied upon a basis consistent with prior accounting periods. BPO's unaudited balance sheet at Dec. 2000 is hereinafter referred to as the "BPO Balance Sheet," and all such financial statements are hereinafter referred to as the "BPO Financial Statements."

Except as set forth in Schedule 3.1(g), BPO has no liabilities or obligations, fixed, contingent, or otherwise not reflected on the BPO Balance Sheet, except for (i) liabilities incurred in the ordinary course business since the date of the BPO Balance Sheet which in the aggregate do not exceed $1,000 and which in the aggregate do not exceed $5,000 and are usual and normal for BPO and (ii) liabilities and obligations as may have arisen in the ordinary course of business prior to the date of the BPO Balance Sheet which under generally accepted accounting principles were not required to be reflected on the BPO Balance Sheet and which individually do not exceed $2,500.

(f) Present Status. Since the date of the BPO Balance Sheet (or such other date specifically set forth herein), except as otherwise contemplated by this Agreement and except as described in Schedule 3.1(f), BPO has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

(i) BPO has not sustained any damage, destruction, or loss by reason of fire, explosion, earthquake, casualty, labor trouble (including but not limited to any claim of wrongful discharge or other unlawful labor practice), requisition or taking of property by any government or agent thereof, windstorm, embargo, riot, act of God or public enemy, flood, accident, revocation of license or right to do business, total or partial termination, suspension, default or modification of contracts, governmental restriction or regulation, other calamity, or other similar or dissimilar event (whether or not covered by insurance) that would result in a Material Adverse Effect on BPO.

(ii) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, operations, obligations or liabilities (fixed or contingent) of BPO which, individually or in the aggregate, have resulted or may be reasonably expected (whether before or after the Effective
Time) to result in a Material Adverse Effect on BPO.

(iii) BPO has not issued, or authorized for issuance, any equity security, bond, note or other security of BPO. BPO has not granted or entered into any commitment or obligation to issue or sell any such equity security, bond, note or other security of BPO, whether pursuant to offers, stock option agreements, stock bonus agreements, stock purchase plans, incentive compensation plans, warrants, calls, conversion rights or otherwise.

(iv) BPO has not incurred any additional debt for borrowed money, nor incurred any obligation or liability (fixed, contingent or otherwise) except in the ordinary and usual course

(v) BPO has not paid any obligation or liability (fixed, contingent or otherwise), or discharged or satisfied any lien or encumbrance, or settled any liability, claim, dispute, proceeding, suit, or appeal, pending or threatened against it or any of its assets or properties, except for current liabilities included in BPO Balance Sheet and current liabilities incurred since the date of BPO Balance Sheet in the ordinary and usual course of the business of BPO.

(vi) BPO has not declared, set aside for payment, or paid any dividend, payment, or other distribution on or with respect to any share of capital stock of BPO.

(vii) BPO has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of BPO.

(viii) BPO has not mortgaged, pledged, otherwise encumbered or subjected to lien any of its assets or properties, tangible or intangible, nor has it committed itself to do any of the foregoing, except for liens for current taxes which are not yet due and payable and purchase money liens arising out of the purchase or sale of products or services made in the ordinary and usual course of business.



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(ix) BPO has not disposed of, or agreed to dispose of, any asset or property, tangible or intangible, except in the ordinary and usual course of business, and in each case for a consideration at least equal to the fair value of such asset or property, nor has BPO leased or licensed to others (including officers and directors of BPO), or agreed so to lease or license, any asset or property.

(x) BPO has not purchased or agreed to purchase or otherwise acquire any debt or equity securities of any corporation, partnership, joint venture, firm or other entity. BPO has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset.

(xi) BPO has not entered into any transaction or contract or made any commitment to do the same. BPO has not waived any right of substantial value or canceled any debts or claims or voluntarily suffered any extraordinary losses, which individually or in the aggregate would result in a Material Adverse Effect on BPO.

(xii) BPO has not effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement.

(xiii) BPO has not effected or agreed to effect any change, including by way of hiring or involuntary termination, in its directors, executive officers, or key employees.

(xiv) BPO has not effected or committed itself to effect any amendment or modification of the BPO Articles or the BPO Bylaws.

(xv) To the knowledge of BPO, no statute has been enacted nor has any rule or regulation been adopted (whether before or after the date of BPO Balance Sheet) which may reasonably be expected to result in a Material Adverse Effect on BPO.

(xvi) BPO has not changed in any way its accounting methods or practices (including any change in depreciation or amortization policies or rates, or any changes in policies in making or reversing accruals).

(xvii) BPO has not made any loan to any person or entity, and BPO has not guaranteed the payment of any loan or debt of any person or entity.

(xviii) BPO has not negotiated or agreed to do any of the things described in the preceding clauses (i) through (xvii) (other than negotiations with BPO and its representatives regarding the transactions contemplated by this Agreement).



(g) Litigation. Except as set forth in Schedule 3. 1(g), there is no claim, dispute, action, proceeding, suit or appeal, or investigation, at law or in equity, pending against BPO, or involving any of its assets of properties, before any court, agency, authority, arbitration panel or other tribunal, and, to the knowledge of BPO, none have been threatened against BPO. To the knowledge of BPO, there are no facts which, if known to shareholders, customers, governmental authorities, or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a Material Adverse Effect on BPO. BPO is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, and BPO is not in default with respect to any notice, order, writ, injunction or decree.

(h) Compliance With the Law and other Instruments. The business operation of BPO has been and is being conducted in all material respects in accordance with all applicable laws, rules, and regulations of all authorities. BPO has not received any notice of violation with respect to any applicable laws, regulations, orders, or other requirements of a Governmental Entity or other authority, including, without limiting the generality of the foregoing, the Employee Retirement Income Security Act of 1974, as amended. BPO is not in violation of, or in default under, any term or provision of the BPO Articles or the BPO Bylaws. BPO has in all material respects performed, or is now performing the obligations of, and BPO is not in default (and would not by the lapse of time or giving of notice be in default) in respect of any note, debt instrument, lien, mortgage, lease, order, judgment, or decree, or any other contract, agreement, or commitment binding upon it or its assets or properties or material to the conduct of its business. There is no agreement (assuming the parties thereto other than BPO performed their respective obligations thereunder as required), judgment, injunction, order or decree binding upon BPO which has or could reasonably be expected to have the effect of materially prohibiting or materially impairing any business practice of BPO, any acquisition of property by BPO, or the conduct of business by BPO as currently conducted or as proposed to be conducted following the Merger. Schedule 3.1(h) contains a full and complete list of all necessary consents, waivers, and approvals of third parties that are required to be obtained by BPO in connection with the execution and delivery by BPO of this Agreement and the performance of the BPO's obligations hereunder.




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(i) Title to Properties and Assets. BPO has good and marketable title to all its properties and assets, including without limitation those reflected in the BPO Financial Statements and those used or located on property controlled by BPO in its business on the date of the BPO Balance Sheet and acquired thereafter
(except assets sold in the ordinary course of business), subject to no mortgage, pledge, lien, charge, security interest, encumbrance, or restriction except those which (i) are disclosed in the BPO Balance Sheet as securing specified liabilities; or (ii) do not materially adversely affect the use thereof the buildings and equipment of BPO are in good condition and repair, reasonable wear and tear excepted. BPO has not been, to the knowledge of any officer of BPO, threatened with any action or proceeding under any building or zoning ordinance, regulation, or law. Except as otherwise provided in Schedule 3.1(i) of this Agreement, BPO owns, free and clear of any liens, claims, encumbrances, royalty interests, or other restrictions or limitations of any nature whatsoever, any and all patents, trade secrets, copyrights, procedures, techniques, business plans, methods of management, or other information utilized in connection with BPO's business and set forth in Schedule 3.1(i). To the best of BPO's knowledge, the products BPO manufactures and/or markets, or plans to market, and its plan of operation do not infringe on the patents, copyrights, trade secrets, or other proprietary rights of any third person. BPO owns or is licensed to use all intellectual property necessary to develop and sell products based on the intellectual property embodied in the hotel room safe products currently marketed and sold by BPO and in the wireless hotel room safes and related products under development by BPO. All current BPO research and business development activities related to BPO's business are listed on Schedule 3. 1(i) and, except as noted on Schedule 3.1(i), have been conducted and are currently owned by BPO.

(j) Leases. There are no related party leases, and all leases have been negotiated at "arm's length."

(k) Schedule of Leases and Insurance. Schedule 3.1(k) contains a true and complete description of each indenture, lease, sublease, or any instrument under which BPO claims or holds a leasehold interest for either equipment, automobiles, or real property. BPO has good and valid leasehold interests in such properties and all such instruments are in effect and enforceable according to their respective terms; and a complete schedule of all fire and other casualty and liability policies of BPO in effect at the time of delivery of said schedule.

(1) Creditor's Arrangements. BPO has not made any assignment for the benefit of creditors nor has any involuntary or voluntary petition in bankruptcy been filed by or against BPO.

(m) Contracts and Other Obligations. Except with respect to this transaction, BPO is not a party to, or otherwise bound by, any written or oral:

(i) Contract or agreement not made in the ordinary course of business, except as disclosed on Schedule 3. 1(m)(i);

(ii) Employment or consultant contract which is not terminable at will without cost or other liability to BPO or any successor, except as disclosed on Schedule
3.1 (m)(ii);

(iii) Contract with any labor union, except as disclosed on Schedule 3.1 (m)
(iii);

(iv) Bonus, pension, profit-sharing, retirement, share purchase, stock option, hospitalization, group insurance, or similar plan providing employee benefits except as disclosed on Schedule 3.1 (m)(iv);

(v) Advertising contract or contract for public relations services, except as disclosed on Schedule 3. 1(m)(v);

(vi) Purchase, supply, or service contracts in excess of $2,500 each, or in the aggregate of $15,000 for all such contracts whether below or above $2,500, except as disclosed on Schedule 3.1 (m)(vi);

(vii) Deed of trust, mortgage, conditional sales contract, security agreement, pledge agreement, trust receipt, or any other agreement or arrangement whereby any of the assets or properties of BPO are subjected to a lien, encumbrance, charge, or other restriction, except as disclosed on Schedule 3.1 (m)(vii);



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(viii) Contract or other commitment continuing for a period of more than 30 days and which is not terminable without cost or other liability to BPO or its successor, except as disclosed on Schedule 3.1 (m)(viii);

(ix) Contract which (a) contains a redetermination of price or similar type of provision; or (b) provides for a fixed price for goods or services sold, except as disclosed on Schedule 3.1 (m)(i); or

(x) Contract or arrangement containing any covenant limiting the right of BPO to compete in any business or with any person.

BPO has in all material respects performed all obligations required to be performed by it to date and is not in material default under any of the contracts, agreements, leases, documents, or other arrangements to which it is a party or by which it is otherwise bound. To the best of BPO's knowledge, all parties with whom BPO has contractual arrangements are in material compliance therewith and are not in default thereunder.

(n) Changes in Compensation. Since the date of the BPO Balance Sheet, there has not been any general pay increase to employees or any change in the rate of compensation, commission, bonus, or other remuneration payable to any officer, employee, director, agent, or shareholder of BPO other than in the ordinary course of business.

(o) Inventories. Since the date of the BPO Balance Sheet, BPO has continued to replenish its inventories in a normal and customary manner consistent with prior practice and prudent practice prevailing in the businesses of BPO, and will continue to do so until the Closing Date.

(p) Records. The books of account, minute books, stock certificate books, and stock transfer ledgers of BPO are complete and correct, and there have been no transactions involving the business of BPO which properly should have been set forth in said respective books, other than those set forth therein.

(q) Brokers or Finders. All negotiations on the part of BPO relative to this Agreement and the transactions contemplated hereby have been carried on by BPO without the intervention of any person or as the result of any act of BPO in such manner as to give rise to any valid claim against BPO or the Acquiror for a brokerage commission, finder's fee, or other like payment.

(r) Except as disclosed in Schedule 3.1(r), BPO has accurately prepared and timely filed all federal, state, county and local income, franchise, excise, real and personal property and other tax returns and reports (including, but not limited to, those relating to social security, withholding, unemployment insurance, and occupation (sales) and use taxes) required to have been filed by BPO up to the date hereof all of the foregoing returns are true and correct in all material respects and BPO has paid all taxes, interest and penalties shown on such returns or reports as being due. BPO has withheld with respect to its employees all federal and state income taxes, FICA, FUTA, and other taxes that BPO is required to withhold. The accruals for BPO's taxes on the books and records of BPO are sufficient to discharge the taxes for all periods (or the portion of any period) ending on or prior to the Closing Date. BPO has not been delinquent in the payment of any tax nor is there any tax deficiency outstanding, proposed, or assessed against BPO, nor has BPO executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any tax. No audit or other examination of any return of BPO filed with any taxing authority is presently in progress. BPO does not have any liabilities for unpaid, federal, state, local, or foreign taxes, whether asserted or unasserted, known or unknown, contingent or otherwise, and BPO has no knowledge of any basis for the assertion of any such liability attributable to BPO, its assets, or operations. BPO is not (and has never been) required to join with any other entity in the filing of a consolidated tax return for federal tax purposes or a consolidated or combined return or report for state tax purposes. BPO is not a party to or bound by any tax indemnity, tax sharing, or tax allocation agreement. BPO has provided to BPO's Auditor or its legal counsel copies of all federal and state income and all state sales and use tax returns for all periods since December 31,_______. There are (and as of immediately following the Closing there will be) no liens on the assets of BPO relating to or attributable to taxes). BPO has no knowledge of any basis for the assertion of any claim which, if adversely determined, would result in liens on the assets of BPO.

(s) Environmental Matters. BPO's operations of its business and assets has been in material compliance with and BPO has complied in all material respects with and is not in violation of applicable federal, state, and local laws, ordinances, regulations and orders relating to environmental matters, including but not limited to matters related to air pollution, water pollution, and the



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handling of hazardous substances (as defined in the Comprehensive Environmental
Response, compensation, and liability Act of 1990 ("CERCLA"). There are no actions, proceedings or investigations pending or, to the actual knowledge of BPO, threatened before any federal or state environmental regulatory body, or before any federal or state court, alleging noncompliance by BPO with CERCLA or any other Environmental Law (as hereinafter defined). To the actual knowledge of
BPO: (I) there is no reasonable basis for the institution of any action, proceeding or investigation against BPO under any Environmental Law; (ii) BPO is not responsible under any environmental law for any release by any person at or in the vicinity of real property of any hazardous substance (as defined by CERCLA), caused by the spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of any such hazardous substance into the environment; (iii) BPO is not responsible for any costs of any remedial action required by virtue of any release of any toxic or hazardous substance, pollutant or contaminant into the environment including, without limitation, costs arising from security fencing, alternative water supplies, temporary evacuation and housing and other emergency assistance undertaken by any environmental regulatory body; (iv) BPO is in compliance with all applicable Environmental Laws; and (v) no real property used, owned, managed or controlled by BPO contains any toxic or hazardous substance including, without limitation, any asbestos, PCBs or petroleum products or byproducts in any form, the presence, location or condition of which (a) violates any Environmental Law, or (b) otherwise would pose any significant health or safety risk unless remedial measures were taken. For purposes of this Agreement, "Environmental Law" shall mean any federal, state, local or municipal statute, ordinance or regulation, or order, ruling or other decision of any court, administrative agency, or other governmental authority pertaining to the release of hazardous substances (as defined in CERCLA) into the environment.

(t) Indemnification Liabilities. There are no existing liabilities or facts know to BPO which would require BPO to indemnify its officers or directors for acts or omissions by such persons acting in behalf of BPO.

(u) Accounts Receivable. All accounts receivable of BPO shown on the BPO Balance Sheet or thereafter acquired arose and are collectible in the ordinary and usual course of its business, except that the value of any account receivable, the collection of which is doubtful or which is subject to a defense or set-off, has been written down to an amount not in excess of net realizable value or adequate reserves or allowances therefor have been provided. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of BPO, which is consistent with its past practice and in accordance with generally accepted accounting principles applied on a consistent basis. To the knowledge of BPO, none of the receivables of BPO is subject to any claim of offset, recoupment, set off, or counterclaim, and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any claim. No receivables are contingent upon the performance by BPO of any obligation or contract. No person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such receivables, and no agreement for deduction or discount has been made with respect to any of such receivables.

(v) Bank Accounts. Schedule 3.2(v) constitutes a fill and complete list of the entire bank accounts of BPO, together with the names of the persons authorized to draw thereon. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

(w) Certain Advances. There are no receivables of BPO owing by directors or officers of BPO, or owing by any Affiliate of any director or officer of BPO. For purposes of this Agreement, "Affiliate" shall mean the officers and directors of BPO and any stockholder of BPO who owns five percent (5%) or more the outstanding capital stock of BPO.

(x) Insurance. Schedule 3.2(x) lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers, and directors of BPO as well as all claims made under any insurance policy by BPO since December 31, 1990. There is no claim by BPO pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and BPO is otherwise in compliance in all material respects with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses similar to those of BPO. BPO does not know of any threatened termination of or material premium increase with respect to any of such policies. BPO has never been denied insurance coverage nor has any insurance policy of BPO ever been canceled for any reason.

(y) BPO is not, and has not been at any time during the five year period preceding the date hereof, a "United States real property holding corporation" as defined in Section 897 of the Internal Revenue Code of 1954, as amended, and the regulations promulgated thereunder.

(z) Representations Complete. None of the representations or warranties made by BPO, nor any statement made in any schedule, exhibit, or certificate furnished by BPO pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                 5.  POST-CLOSING COVENANTS

With a veiw to making available to the shareholders of the surviving company the benefit of a liquid market for their shares BPO agrees to appoint a transfer agent, complete an audit to the standards of US GAAP, file with the SEC Form SB-2 and thereafter in a timely manner all reports and other document required under the 34 Act and undertake such actions as will allow the Common Shares of the surviving to trade on the OTCBB.

6.MODE OF EFFECTING.

The name, Articles of Incorporation, officers, and directors of the surviving corporation, USA shall remain unchanged as of the effective date, and USA'sregistered office and principal place of business in the State of Colorado shall remain at 10077 E. County Line Rd., Longmont, CO and the registered agent shall be its President, who is Geoffrey Edmunds, at such address, but the board of directors may from time to time appoint any qualified person or entity as registered agent, or designate another registered office and principal place of business. The maximum number of shares of capital stock authorized to be out standing at any one time shall remain 100,000,000 shares of no par value common stock. The shares of USA held by Norrlanska Kross, Inc. immediately prior to the effective date shall remain unchanged.

7.   FURTHER INSTRUMENTS AND CLARIFICATION.

When requested by USA, BPO will execute and deliver all such instruments a may be deemed necessary or desirable to confirm to the surviving corporation title to the property of BPO and to carry out the intent and purposes of this plan. At any time before or after the approval an adoption by the respective stockholders of he parties to this plan, if any, this plan may be modified in matters to form, or supplemented by additional agreements, articles, certificates, as may be determined by a majority of the board of directors of such constituent corporations to be necessary, desirable, or expedient to clarify the intention of he parties hereto or to effect or facilitate the filling , recording, or official approval of this Plan and the consummation of the merger and reorganization herein contemplated, in accordance with the purpose and intent of the Plan.

8.   ABANDONMENT OF MERGER.

This plan may be terminated and the merger provided for hereby abandoned by the majority vote of the entire board of directors of any of he parties hereto at any time prior to the effective date.

IN WITNESS WHEREOF, each of the parties hereto has caused this plan to be executed on its behalf by its president, and all to be attested by its secretary, this 30th of January, 2001.

BATTERY POWER ONLINE INC. ("BPO")

By: Geoffrey Edmunds
President

Attest: /s/
       -------------------------------------
         Secretary

BATTERY POWER ONLINE U.S.A.  INC. ("USA")

By:  James B. Wiegand
   -----------------------------------------
President

Attest: /s/
       -------------------------------------
Secretary

NORRLANSKA KROSS, INC. ("Norrlanska")

By: James B. Wiegand
   -----------------------------------------
President

Attest: Janet S. Collins
       -------------------------------------
Secretary